Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 22, 2012 (March 28, 2012 as to the effects of the reverse split described in the first paragraph of Note 17 and the second paragraph of Note 17) relating to the consolidated financial statements of Enphase Energy, Inc. appearing in the Prospectus, included in Registration Statement No. 333-174925.

We also consent to the reference to us under the heading “Experts” in such Prospectus, included in Registration Statement No. 333-174925.

/s/ Deloitte & Touche LLP

San Francisco, California

May 14, 2012